Filed Pursuant to Rule 433

September 4, 2019

Relating to Preliminary Prospectus Supplement dated September 4, 2019 to

Prospectus dated December 15, 2017

Registration No. 333-222102

Hewlett Packard Enterprise Company

Pricing Term Sheet

$500,000,000 Floating Rate Notes due 2021 (the “Floating Rate Notes”)

Issuer:	Hewlett Packard Enterprise Company

Ratings (Moody’s / S&P / Fitch):	Baa2/BBB/BBB+(1)

Trade Date:	September 4, 2019

Settlement Date:	September 13, 2019(2)

Maturity Date:	March 12, 2021

Principal Amount Offered:	$500,000,000

Price to Public (Issue Price):	100.000% of the principal amount

Interest Rate Basis and Base Rate Spread:	Three-month LIBOR plus 68 basis points, reset quarterly

Minimum Interest Rate:	0.000%

Initial Interest Rate and Determination Date:	Three-month LIBOR determined as of the second London Business Day immediately preceding the Settlement Date plus 68 basis points

Interest Payment Dates and Reset Dates:	Quarterly in arrears on March 12, June 12, September 12 and December 12 of each year, beginning on December 12, 2019 (short first coupon)

Interest Determination Date:	Second London Business Day immediately preceding the first day of the applicable interest period

Day Count Convention:	Actual/360

Optional Redemption:	None

CUSIP:	42824CBD0

ISIN:	US42824CBD02

Denominations:	$2,000 × $1,000

Joint Book-Running Managers:	HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC

Co-Managers:

BNP Paribas Securities Corp.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Wells Fargo Securities, LLC

Deutsche Bank Securities Inc.

MUFG Securities Americas Inc.

NatWest Markets Securities Inc.

Santander Investment Securities Inc.

Barclays Capital Inc.

Goldman Sachs & Co. LLC

ING Financial Markets LLC

Loop Capital Markets LLC

SG Americas Securities, LLC

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

ANZ Securities, Inc.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Standard Chartered Bank

Academy Securities, Inc.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)

We expect that delivery of the Floating Rate Notes will be made against payment therefor on or about the settlement date specified in this communication, which will be the seventh U.S. business day following the date of the pricing of the Floating Rate Notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Floating Rate Notes on any date prior to the second business day before delivery will be required by virtue of the fact that the notes initially will settle in seven business days to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisors.

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The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Preliminary Prospectus Supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Interested parties may also obtain a prospectus and the related prospectus supplement by requesting it from HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, J.P. Morgan Securities LLC collect at 1-212-834-4533 and Mizuho Securities USA LLC toll-free at 1-866-271-7403.